EXHIBIT 5.1

LEGAL OPINION OF IRELL & MANELLA LLP

[LETTERHEAD OF IRELL & MANELLA LLP]

October 15, 2003

Channell Commercial Corporation

26040 Ynez Road

Temecula, California 92589-9022

Ladies and Gentlemen:

We have acted as counsel for Channell Commercial Corporation, a Delaware corporation (the “Company”), in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about October 17, 2003 under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering 750,000 shares (the “1996 Plan Shares”) of the Company’s Common Stock, par value $.01 per share that have been or may be issued in accordance with the terms and conditions of the Channell Commercial Corporation 1996 Incentive Stock Plan, as amended (the “1996 Plan”), and 3,100,000 shares (the “2003 Plan Shares”) of the Company’s Common Stock, par value $.01 per share that have been or may be issued in accordance with the terms and conditions of the Channell Commercial Corporation 2003 Incentive Stock Plan (the “2003 Plan”). As your counsel in connection with these transactions, we have examined such matters and documents as we have deemed necessary or relevant as a basis for this opinion. Based on these examinations, it is our opinion that (i) the 1996 Shares, when issued and paid for in the manner referred to in the Registration Statement and the 1996 Plan and (ii) the 2003 Shares, when issued and paid for in the manner referred to in the Registration Statement and the 2003 Plan, will be legally and validly issued, fully-paid and non assessable.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other Delaware laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Company’s common stock. This opinion is furnished to you in connection with the above-described shares, is solely for your benefit, and may not be relied upon by, nor may copies be delivered to, any other person or entity without our prior written consent. We consent, however, to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ IRELL & MANELLA LLP

Irell & Manella LLP